Exhibit 99.1

Contact:	Kim Chase
(414) 347-3706

Sensient Technologies Corporation
Elects Scott Morrison to its Board of Directors

MILWAUKEE—December 2, 2016— Sensient Technologies today announced the election of Scott Morrison to its Board of Directors.

Mr. Morrison is Senior Vice President and Chief Financial Officer of Ball Corporation, a leading global supplier of innovative, sustainable packaging solutions for beverage, food and household products customers.  Ball Corporation and its subsidiaries employ 18,700 people worldwide and reported proforma 2015 sales of $11 billion.  Prior to joining Ball Corporation, Mr. Morrison held a number of senior corporate banking roles at Bank One, First Chicago and NBD Bank, Detroit.

“We are very pleased to welcome Scott to the Board,” said Paul Manning, Chairman, President and CEO of Sensient Technologies Corporation.  “Scott brings valuable leadership experience and additional financial expertise to Sensient’s Board of Directors.  I look forward to having the benefit of his skills and insights as we work to deliver value for our shareholders.  With this addition, Sensient has now added seven new Directors to its Board since 2012.”

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ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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